SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2014

American Locker Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-439	16-0338330
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2701 Regent Blvd., Suite 200

DFW Airport, Texas 75261

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 329-1600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On October 10, 2014, American Locker Group Incorporated (the “Company”) entered into a letter of interest (the “LOI”) with Turtle Creek Holdings (“Turtle Creek”) for Turtle Creek to provide the debt and equity capital required to recapitalize the Company. The Company anticipates that such recapitalization would be effected in conjunction with a going private transaction, the terms of which would reflect the Company’s financial condition and limited liquidity. However, the terms and conditions of such debt or equity financing and going private transaction are unknown at this time. In addition, Turtle Creek has proposed to provide short-term financing to the Company before consummation of the recapitalization and going private transaction contemplated by the LOI.

Under the LOI, the Company may not solicit, initiate or enter into discussions with any other person regarding a sale of the Company, any debt or equity financing, a recapitalization or a going private transaction during the period beginning on October 10, 2014 and ending on January 1, 2015. Notwithstanding the foregoing, the Company is permitted to take action with respect to a bona fide offer from a third party (a “financing alternative”) if the Company’s board of directors determines that the failure to do so would result in a material risk of a breach by the board of directors of the fiduciary or other duties owed by it to the Company’s shareholders. Upon giving notice to Turtle Creek of a financing alternative, the Company has 30 days either to reject the financing alternative or terminate the LOI with Turtle Creek. If the Company terminates the LOI, the Company is obligated to pay Turtle Creek a breakup fee equal to $300,000 and to pay all third party expenses incurred by Turtle Creek between the date of execution of the LOI and the date of such termination.

The foregoing description of the LOI does not purport to be a complete description and is qualified in its entirety by reference to the full text of the LOI, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED

Date: October 14, 2014	By:	/s/ Anthony B. Johnston
Anthony B. Johnston
President and Chief Executive Officer